Filed Pursuant to Rule 433

Registration No. 333-131627

June 14, 2006

Whirlpool Corporation

Pricing Term Sheet for Floating Rate Notes due 2009

Issuer:	Whirlpool Corporation
Size:	$200,000,000
Maturity:	June 15, 2009
Price:	100% of face amount
Benchmark:	3 Month LIBOR
Spread:	Plus 50 basis points
Interest Payment Dates:	March 15, June 15, September 15 and December 15, commencing September 15, 2006
Redemption Provisions:
First call date:	June 15, 2007
Redemption price:	100%
Settlement:	T+3; June 19, 2006
Ratings:	Moody’s: Baa2 S&P: BBB Fitch: BBB
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Greenwich Capital Markets, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities Inc. (collect) at 1-212-834-4533.

Whirlpool Corporation

Pricing Term Sheet for 6.125% Senior Notes due 2011

Issuer:	Whirlpool Corporation
Size:	$300,000,000
Maturity:	June 15, 2011
Coupon:	6.125%
Price:	99.755% of face amount
Yield to maturity:	6.183%
Spread to Benchmark Treasury:	1.15%
Benchmark Treasury:	4.875% due 05/31/2011
Benchmark Treasury Yield:	5.033%
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2006
Redemption Provisions:
Make-whole call:	At any time at a discount rate of Treasury plus 20 basis points
Settlement:	T+3; June 19, 2006
Ratings:	Moody’s: Baa2 S&P: BBB Fitch: BBB
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Banc of America Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities Inc. (collect) at 1-212-834-4533.

Whirlpool Corporation

Pricing Term Sheet for 6.500% Senior Notes due 2016

Issuer:	Whirlpool Corporation
Size:	$250,000,000
Maturity:	June 15, 2016
Coupon:	6.500%
Price:	99.595% of face amount
Yield to maturity:	6.556%
Spread to Benchmark Treasury:	1.50%
Benchmark Treasury:	5.125% due 05/15/2016
Benchmark Treasury Yield:	5.056%
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2006
Redemption Provisions:
Make-whole call:	At any time at a discount rate of Treasury plus 25 basis points
Settlement:	T+3; June 19, 2006
Ratings:	Moody’s: Baa2 S&P: BBB Fitch: BBB
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. LaSalle Financial Services, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities Inc. (collect) at 1-212-834-4533.